Press Release

Contacts:
Investors	Media
Investor Relations Department	Denise DesChenes/Kara Findlay/
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co
(212) 687-8080

FOAMEX ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2006 RESULTS

LINWOOD, PA, April 2, 2007 – Foamex International Inc. (OTCBB: FMXI), today announced its 2006 fourth quarter and full-year financial results. Commenting on the results, Ray Mabus, Chairman and Chief Executive Officer, said, “2006 was a historic year for Foamex with record sales and income from operations. In addition, on February 12, 2007, Foamex emerged from Chapter 11, repaying all of its creditors in full and maintaining substantial value for its stockholders. Today Foamex is a stronger company, investing in state-of-the-art technology, with a much-improved capital structure.”

“While the fourth quarter was down somewhat due to soft demand in the end markets of our Foam Products and Carpet Cushion segments, we believe our change in strategic direction is correct and the effects of this change are just beginning to be seen. We are experiencing the benefits of adjusting our business towards innovation and customer-focused foam solutions and away from that of a traditional foam manufacturer. Along with our focus on product innovation, we continue to examine ways to extract substantial efficiencies from our operations. Going forward, Foamex is well positioned to provide significant value for our customers, employees, and stockholders.”

Fourth Quarter 2006 Results

Net sales for the fourth quarter were $310.7 million, down from $335.1 million in the fourth quarter of 2005. Fourth quarter 2006 gross profit was $42.2 million, down from $66.0 million in the fourth quarter of 2005 related in part to a $4.6 million adjustment of scrap foam inventories to net realizable value. Gross profit as a percentage of net sales in the quarter decreased to 13.6% from 19.7 % in the fourth quarter of 2005. Fourth quarter 2005 results were unusually strong and benefited significantly from one-time supply and demand imbalances caused by Hurricanes Katrina and Rita. Income from operations was $22.7 million for the 2006 fourth quarter, compared to $44.6 million in the fourth quarter of 2005. Results in 2006 reflect lower volumes in Foam Products and Carpet Cushion Products, contraction of demand in the flexible polyurethane foam industry as a whole, the full impact of raw material cost increases initiated in the 2005 period, and the scrap foam charge described above. Net income for the fourth quarter was $1.1 million, or 3 cents per diluted share, compared to net income of $18.9 million, or 49 cents per diluted share, in the fourth quarter of 2005. Per share amounts for both periods reflect the additional shares issued in the first quarter of 2007 under the rights offering.

Full-Year 2006 Results

Net sales for 2006 were $1.36 billion, up from $1.28 billion in 2005, due primarily to higher selling prices in all operating segments partially offset by lower volumes in Foam Products and Carpet Cushion Products. Gross profit was $207.3 million, up from $128.7 million in 2005. Margins improved to 15.3% of net sales due to selling price increases, operating efficiencies and yield improvements. Gross profit included asset impairment charges of $1.6 million in 2006 and $15.2 million in 2005.

Income from operations was $120.1 million in 2006, compared to $41.5 million in 2005. Results for 2006 include $7.9 million of restructuring charges related to the closure of several manufacturing facilities, while 2005 included a $29.7 million gain from the sale of our rubber and felt carpet cushion businesses and goodwill impairment charges of $35.5 million. Results in 2006 also include the scrap foam charge described above. The 2006 and 2005 years also included reorganization charges of $15.6 million and $6.8 million, respectively, principally related to the payment of professional fees.

Interest and debt issuance expense for 2006 was $95.0 million, compared to $79.7 million in 2005, due to higher interest costs resulting from our Chapter 11 filing. Net income for 2006 was $12.3 million, or 32 cents per diluted share, compared to a net loss of $56.2 million, or $(1.53) per diluted share, in 2005.

Outlook

Although demand in the first quarter of 2007 remains soft in the furniture, bedding and carpet cushion markets, the Company believes operating income for the full year will exceed $110 million. During 2007, the Company expects depreciation and amortization of approximately $18 million. The Company anticipates capital expenditures will be approximately $20 to $22 million, of which approximately $8 to $10 million is related to maintenance activity and the remainder represents investments in initiatives designed to drive operational efficiencies and growth. Based on its post-emergence capital structure, Foamex expects to pay interest of between $50 and $55 million annually. The Company does not expect to be a significant federal income taxpayer in 2007 due to the Company’s net operating loss carryforwards. Foamex remains committed to returning value to its stockholders through debt reduction and expects that the Company will pay off approximately $50 million of debt during 2007.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the

Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company's liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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	Fourth Quarter Comparative		Year Comparative
	2006	2005	2006	2005

Net Sales	$ 310,676	$ 335,118	$ 1,357,183	$ 1,282,974
Cost of Goods Sold	268,433	269,148	1,149,847	1,154,281

Gross Profit	42,243	65,970	207,336	128,693
Selling, General & Administrative Expenses	18,410	20,671	79,957	80,109
Gain (Loss) on Sale of Assets	(70)	179	639	29,946
Restructuring Charges	1,040	879	7,918	1,526
Goodwill Impairment Charges	-	-	-	35,466

Income from Operations	22,723	44,599	120,100	41,538
Interest and Debt Issuance Expense	(20,389)	(16,943)	(95,044)	(79,749)
Income from Equity Interest in Joint Ventures	470	593	2,730	1,764
Other Income (Expense), Net	443	205	(398)	(1,717)
Reorganization Items, Net	(2,682)	(4,696)	(15,593)	(6,805)

Income (Loss) from Continuing Operations	565	23,758	11,795	(44,969)
Provision (Benefit) for Income Taxes	(584)	851	(553)	(2,272)

Income (Loss) from Continuing Operations	1,149	22,907	12,348	(42,697)
Loss from Discontinued Operations	-	(540)	-	(10,048)

Income (Loss) before Cumulative Effect
of Accounting Change	1,149	22,367	12,348	(52,745)
Cumulative Effect of Accounting Change	-	(3,499)	-	(3,499)

Net Income (Loss)	$ 1,149	$ 18,868	$ 12,348	$ (56,244)

Earnings Per Share - Basic:
Income (Loss) from Continuing Operations	$ 0.03	$ 0.62	$ 0.34	$ (1.16)
Loss from Discontinued Operations	-	(0.01)	-	(0.27)

Income (Loss) before Cumulative Effect
of Accounting Change	0.03	0.61	0.34	(1.43)
Cumulative Effect of Accounting Change	-	(0.10)	-	(0.10)

Net Income (Loss)	$ 0.03	$ 0.51	$ 0.34	$ (1.53)

Earnings Per Share - Diluted:
Income (Loss) from Continuing Operations	$ 0.03	$ 0.60	$ 0.32	$ (1.16)
Loss from Discontinued Operations	-	$ (0.01)	-	$ (0.27)
Income (Loss) before Cumulative Effect
of Accounting Change	0.03	0.59	0.32	(1.43)
Cumulative Effect of Accounting Change	-	(0.10)	-	(0.10)

Net Income (Loss)	$ 0.03	$ 0.49	$ 0.32	$ (1.53)

-more-

	December 31, 2006	January 1, 2006

Balance Sheet:
Cash	$ 6.0	$ 7.4

Accounts Receivable, Net	$ 173.5	$ 197.9

Inventories	$ 117.6	$ 112.1

Current Assets	$ 320.6	$ 341.9

Total Assets	$ 564.6	$ 601.3

Revolving Credit Borrowings	$ 56.3	$ 154.6

Accounts Payable	$ 91.0	$ 65.4

Current Liabilities	$ 296.6	$ 361.3

Shareholders' Deficit	$ (396.4)	$ (415.7)

	Year Ended	Year Ended
	December 31, 2006	January 1, 2006

Other:
Depreciation and Amortization	$ 18.5	$ 19.9

Capital Expenditures	$ 10.6	$ 5.2